EXHIBIT 99.1

Exactech 2014 Revenue Up 5% to $248.4 Million,
Net Income Up 7% to $16.5 Million, EPS $1.18

Q4 Revenue Up 3% to $63.3M, Net Income Up 11% to $5.1M, EPS $0.36

Gainesville, Fla. - February 17, 2015 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder and spine, announced today that revenue for 2014 increased 5% to $248.4 million from $237.1 million in 2013. Diluted earnings per share for the year was $1.18 based on net income of $16.5 million, representing a 7% increase compared to net income of $15.4 million or $1.12 diluted earnings per share during 2013.

2014 Full Year Highlights and Segment Performance
Revenue for the year increased 5% to $248.4 million
Extremity implant revenue increased 21% to $79.0 million
Knee implant revenue decreased 2% to $78.7 million
Hip implant revenue increased 6% to $43.5 million
Biologic & spine revenues decreased 7% to $23.8 million
Other revenues decreased 5% to $23.4 million

2014 Fourth Quarter Highlights and Segment Performance
For the fourth quarter of 2014 revenue was $63.3 million, an increase of 3% over $61.6 million for the comparable period last year. Net income for the fourth quarter of 2014 increased 11% to $5.1 million, or $0.36 per diluted share, compared to $4.6 million, or $0.33 per diluted share, for the fourth quarter of 2013. Fourth quarter total and segment revenues were as follows:

Total revenue for the quarter increased 3% to $63.3 million
Extremity implant revenue increased 18% to $21.7 million
Knee implant revenue decreased 7% to $18.9 million
Hip implant revenue increased 12% to $11.3 million
Biologic & spine revenues decreased 8% to $6.1 million
Other revenues decreased 13% to $5.2 million

Management Comment
Exactech CEO and President David Petty said, “Total sales were up 5% to $248.4 million in 2014. Continuing double-digit strength in our shoulder segment resulted in our extremities implant revenue emerging as our largest revenue segment in 2014 with an increase of 21% to $79.0 million.

“The major success of our shoulder business was directly attributable to excellent results that our surgeon customers continue to achieve with our Equinoxe® shoulder system. With a strong pipeline of new products

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and a well-established competency in the segment, we believe this will continue to be a robust business segment in 2015. Our hip business received a strong boost during the year with introduction of the Alteon® brand, which features a Tapered Wedge Femoral Stem and Neck Preserving Femoral Stem. These innovations have also produced very positive feedback from surgeons, providing us with excellent momentum going into the new year.

“Currency issues had a particularly specific impact on our knee revenues, which represent the largest volume product that we sell outside of the U.S. Knee unit sales increased on a worldwide basis during the year although revenues slipped as pricing pressure was a factor. Based upon new product launches, sales force engagement, sales organization development and the product development pipeline, we see a number of positives in our knee business that we expect to be beneficial in the second half of 2015.

“U.S. sales for the year were up 4% to $165.6 million compared with $159.6 million in 2013. International sales increased 7% to $82.8 million. U.S. sales represented 67% of total sales and international sales were 33% of the total. For the fourth quarter of 2014 U.S. sales remained constant at $41.7 million as compared to the fourth quarter of 2013. International sales increased 9% to $21.6 million for the fourth quarter of 2014, which represented 34% of total sales,” Petty said.

Chief Financial Officer Jody Phillips said, “Full year gross margins increased to 70% compared with 69% for 2013 due to manufacturing cost reductions that offset some pricing pressure. Total operating expenses for the year increased 6% to $147.9 million and as a percentage of sales increased to 59.5% from 59.1% resulting in an operating profit increase of 10% to $26.3 million. Currency losses and income taxes significantly impacted our net income in the fourth quarter. The currency loss of $677,000 was partially offset by reinstatement of the Research and Development tax credit during the quarter.”

Looking forward, Exactech released its initial 2015 revenue guidance of $252-$260 million and diluted EPS target of $1.20-$1.28. For the first quarter of 2015, the company anticipates USGAAP revenues of $62-$65 million and diluted EPS of $0.30-$0.32. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company will hold a conference call with CEO David Petty and key members of the management team on Wednesday, February 18th at 10:00 a.m. Eastern Time. The call will cover Exactech’s fourth quarter and year end 2014 results. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-888-504-7963 any time after 9:50 a.m. Eastern on February 18th. International and local callers should dial 1-719-457-2627. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=112991.
This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://

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www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	December 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,051	$6,011
Accounts receivable, net of allowances of $946 and $993	50,731	59,109
Prepaid expenses and other assets, net	2,436	2,865
Income taxes receivable	1,492	1,331
Inventories – current	72,827	71,590
Deferred tax assets – current	1,620	1,653
Total current assets	139,157	142,559

PROPERTY AND EQUIPMENT:
Land	2,742	2,215
Machinery and equipment	35,434	35,439
Surgical instruments	101,142	95,902
Furniture and fixtures	4,556	4,200
Facilities	19,981	19,187
Projects in process	1,166	852
Total property and equipment	165,021	157,795
Accumulated depreciation	(84,915)	(76,127)
Net property and equipment	80,106	81,668

OTHER ASSETS:
Deferred financing and deposits, net	676	870
Non-current inventories	17,465	11,100
Product licenses and designs, net	8,641	9,457
Patents and trademarks, net	1,701	2,005
Customer relationships, net	203	669
Goodwill	13,091	13,514
Total other assets	41,777	37,615
TOTAL ASSETS	$261,040	$261,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,615	$16,254
Income taxes payable	146	39
Accrued expenses and other liabilities	9,194	10,974
Other current liabilities	250	250
Current portion of long-term debt	3,000	3,000
Total current liabilities	26,205	30,517

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,794	4,200
Line of credit	—	10,732
Long-term debt, net of current portion	20,250	23,250
Other long-term liabilities	420	719
Total long-term liabilities	23,464	38,901
Total liabilities	49,669	69,418

SHAREHOLDERS’ EQUITY:
Common stock	139	136
Additional paid-in capital	76,126	69,175
Accumulated other comprehensive loss	(8,397)	(3,902)
Retained earnings	143,503	127,015
Total shareholders’ equity	211,371	192,424

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$261,040	$261,842

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Twelve Month Periods
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
NET SALES	$63,312	$61,578	$248,373	$237,088

COST OF GOODS SOLD	19,116	19,228	74,244	73,019
Gross profit	44,196	42,350	174,129	164,069

OPERATING EXPENSES:
Sales and marketing	21,894	21,718	89,796	84,999
General and administrative	5,860	5,348	22,692	21,149
Research and development	4,856	4,279	18,377	17,802
Depreciation and amortization	4,255	4,198	16,990	16,190
Total operating expenses	36,865	35,543	147,855	140,140

INCOME FROM OPERATIONS	7,331	6,807	26,274	23,929

OTHER INCOME (EXPENSE):
Interest income	3	3	16	8
Other income	25	69	78	138
Interest expense	(251)	(371)	(1,111)	(1,223)
Foreign currency exchange gain (loss)	(677)	(132)	(1,129)	(444)
Total other income (expense)	(900)	(431)	(2,146)	(1,521)

INCOME BEFORE INCOME TAXES	6,431	6,376	24,128	22,408

PROVISION FOR INCOME TAXES	1,312	1,781	7,640	7,036

NET INCOME	$5,119	$4,595	$16,488	$15,372

BASIC EARNINGS PER SHARE	$0.37	$0.34	$1.20	$1.14

DILUTED EARNINGS PER SHARE	$0.36	$0.33	$1.18	$1.12

SHARES - BASIC	13,837	13,546	13,732	13,462

SHARES - DILUTED	14,083	13,844	14,016	13,683

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EXACTECH INC.